Exhibit 99.1

July 5, 2005

Contact:
John B. Woodlief
Vice President – Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Entry into Agreement to Acquire Nine Stores

CHARLOTTE, N.C.— July 5, 2005--Ruddick Corporation (NYSE:RDK) announced today that its Harris Teeter supermarket subsidiary entered into an agreement to purchase nine supermarket stores located throughout its core markets of North Carolina from a subsidiary of Winn-Dixie Stores, Inc. (the “Seller”).  The agreement calls for the purchase of the leasehold interest for each of the nine supermarkets for an aggregate purchase price of $16.75 million.  In addition, Harris Teeter is required to purchase other assets, including inventories, and to assume the leases.  It is expected that Harris Teeter will also remodel the purchased stores.  The agreement is being entered into in connection with the Seller’s bankruptcy proceedings and is subject to numerous conditions including bankruptcy court approval.  The agreement permits the Seller to continue to solicit offers for the stores until the time of the bankruptcy court approval.  Consequently, no assurance can be given that Harris Teeter will successfully close on the transaction for any or all of the stores.  If  successful, closing is expected to occur during early August, at which time Ruddick will provide additional information.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread with global operations.

Forward Looking Statements

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the registrant  with the Securities and Exchange Commission and also includes: the uncertainties associated with the consummation of the sale of the stores described above; the satisfaction of the conditions in the agreement discussed above; and the approval of the bankruptcy court.